EPOCH ANNOUNCES ADDITIONAL
SHARE REPURCHASE AUTHORIZATION

NEW YORK-- (BUSINESS WIRE) ─ March 11, 2009 ─ Epoch Holding Corporation ("Epoch" or the "Company") (Nasdaq: EPHC) today announced that its Board of Directors has authorized the Company to repurchase up to an additional 250,000 shares, or just over 1%, of the Company’s fully diluted outstanding common stock. This authorization follows the recent completion of the previously announced 250,000 share repurchase program.

The repurchase plan calls for the repurchases to be made in the open market and/or in privately negotiated transactions from time to time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to prevailing market and business conditions. The plan does not obligate the Company to purchase any particular number of shares, and may be suspended or discontinued at any time.

“The share buyback program demonstrates the confidence of our Board and management team in the Company’s fundamental business and our long-term growth prospects,” said William W. Priest, Chief Executive Officer of Epoch. “We believe this share repurchase program is a prudent use of capital and illustrates our commitment to increasing shareholder value over the long term.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.